Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)

                                              Three Months Ended March 31,
                                                 2006              2005

 Earnings (loss):
   Loss before income taxes                   $   (92)          $  (162)

   Add:  Total fixed charges (per below)          485               453

   Less:  Interest capitalized                      7                23
     Total earnings (loss) before income
      taxes                                   $   386           $   268

 Fixed charges:
   Interest                                   $   246           $   220

   Portion of rental expense
     representative of the interest               218               216
     factor

   Amortization of debt expense                    21                17
     Total fixed charges                      $   485           $   453

 Coverage deficiency                          $    99           $   185